UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

————————————————
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2010

BEACON FEDERAL BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-33713 (Commission File Number)	26-0706826 (I.R.S. Employer Identification No.)

6611 Manlius Center Road, East Syracuse, NY 13057
 (Address of principal executive offices)

(315) 433-0111
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2010, the Board of Directors of Beacon Federal Bancorp, Inc. (the “Company”) and the Board of Directors of Beacon Federal, the Company’s bank subsidiary (the “Bank”), appointed Lisa M. Jones as Senior Vice President and Chief Financial Officer of the Company and the Bank, respectively, effective January 1, 2011. Prior to this new appointment, Ms. Jones had served as Vice President, Principal Financial and Accounting Officer of the Company and the Bank.

In connection with the appointments, on December 23, 2010, the Bank entered into an employment agreement with Ms. Jones. The term of the employment agreement begins January 1, 2011 and covers a two-year period, with annual renewal on each anniversary date of the agreement, provided that a non-renewal notice has not been provided to Ms. Jones no later than 30 days before the anniversary date.  The employment agreement provides for a base salary of $180,000, which will be reviewed at least annually and may be increased, but not decreased.  In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and use of an automobile.

The agreement provides that Ms. Jones’ employment may be terminated for cause at any time, in which event Ms. Jones would have no right to receive compensation or other benefits for any period after termination.  In addition, Ms. Jones is not entitled to any additional benefits under the employment agreement upon retirement at age 65.  Should Ms. Jones become disabled, Beacon Federal would continue to pay her base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to her pursuant to any disability insurance would reduce the compensation she would receive.  In the event Ms. Jones dies while employed by Beacon Federal, (i) her estate will be paid her then-current base salary for one year and (ii) her family will be entitled to continuation of medical, dental and vision benefits for one year after her death.

Ms. Jones is entitled to severance payments and benefits in the event of the termination of her employment under specified circumstances.  In the event her employment is terminated for reasons other than for cause, disability, death or retirement, or in the event she resigns within 30 days following (1) the failure to elect or reelect or to appoint or reappoint her to her executive position, (2) a material change in her  functions, duties, or responsibilities, which change would cause her position to become one of lesser responsibility, importance or scope, (3) the relocation of her principal place of employment to a location that is more than 50 miles from the location of Beacon Federal’s principal executive offices as of the date of the agreement, (4) a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction), (5) the liquidation or dissolution of Beacon Federal, or (6) a material breach of the employment agreement by Beacon Federal, Ms. Jones would be entitled to a severance payment.  In addition, Ms. Jones would be entitled, at Beacon Federal’s sole expense, to the continuation of non-taxable life, medical and dental coverage as part of her severance benefits for 24 months.  In the event of a change-in-control, Ms. Jones is entitled to a change-in-control payment, and if her employment is terminated following a change-in-control, she would also receive, at Beacon Federal’s expense, continuation of non-taxable life, medical and dental coverage following the termination of employment for 24 months.

Upon termination of the Ms. Jones’ employment other than in connection with a change-in-control, she agrees not to compete with Beacon Federal for one year following termination of employment within the same geographic locations where Beacon Federal or its affiliates has material business interests, and agrees not to solicit any Beacon Federal employee to terminate his or her employment with Beacon Federal and accept employment with a business that competes with Beacon Federal or has offices within 50 miles of any location of Beacon Federal or its affiliates or within 50 miles of any location for which Beacon Federal or its affiliates has filed an application for regulatory approval to establish an office.

The employment agreement also provides for an automatic reduction in the amount of any payments made in connection with a change-in-control that would otherwise constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.  The total payment owed to Ms. Jones upon a change-in-control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

Ms. Jones is a party to a change in control agreement dated October 1, 2007 (as amended in March 2010). The change in control agreement will be terminated upon the effectiveness of the employment agreement.

The employment agreement for Ms. Jones is attached as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the employment agreement is qualified by reference to the agreement itself. The change in control agreement dated October 1, 2007 (as amended in March 2010) between Beacon Federal and Ms. Jones was terminated and replaced with the employment agreement.

Ms. Jones is not party to a transaction or proposed transaction with the Company or the Bank for which disclosure is required under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 10.1: Employment Agreement For Lisa Jones Exhibit 99: Press release dated December 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON FEDERAL BANCORP, INC.

Date: December 23, 2010	By:	/s/ Darren T. Crossett
Darren T. Crossett
Senior Vice President
(Duly Authorized Representative)